EXHIBIT 24.1

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, and each of them, his or her true and lawful attorneys-in-fact and agents, each acting alone, with the powers of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign a Registration Statement on Form S-8, and any and all amendments (including post-effective amendments) thereto, relating to the issuance of Common Shares of Sky Petroleum, Inc. pursuant to the Non-U.S. Stock Option Plan and 2005 U.S. Stock Incentive Plan, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        IN WITNESS WHEREOF, the undersigned have executed this Power of Attorney as of the 23rd day of February, 2007.

/s/ Brent D. Kinney Brent D. Kinney	Chief Executive Officer and Director (Principal Executive Officer)
/s/ Shafiq Ur Rahman Shafiq Ur Rahman	Manager of Finance and Operations (Principal Financial and Accounting Officer)
/s/ Nigel McCue Nigel McCue	Director
/s/ Karim Jobanputra Karim Jobanputra	Director
/s/ Ian R. Baron Ian R. Baron	Director
/s/ Peter J. Cockroft Peter J. Cockroft	Director
/s/ Michael D. Noonan Michael D. Noonan	Secretary and Director